SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TELTRONICS, INC.
(Exact name of issuer as specified in its charter)

Delaware (State or jurisdiction of incorporation)	59-2937938 (IRS Employer Identification No.)

2150 Whitfield Industrial Way
Sarasota, Florida 34243
(Address of Principal Executive Offices)

Teltronics, Inc. Savings Plan
(Full title of plan)

John N. Blair, Esq.
2645 Sheridan Drive
Tonawanda, New York 14150
(Name and address of agent for service)

CALCULATION OF REGISTRATION FEE*

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Common Stock $.001 par value	200,000	$1.20	$240,000	$60

(1)   Computed in accordance with Rule 457(c) and 457(h) under the Securities Act based upon the average of the high and low sales prices of the Company's common stock as reported on the Nasdaq SmallCap Market on November 6, 2001.

The approximate date of the proposed sale of securities offered hereby is on or after November 7, 2001.

CROSS-REFERENCE SHEET

          As required by Item 501(b) of Regulation S-K, the following sets forth the location of the disclosures required by Items 1 and 2 of Form S-8 in the Section 10(a) Prospectus prepared in accordance with Rule 428 promulgated under the Securities Act of 1933.

Form S-8 Item No.	Location in Section 10(a) Prospectus
1	Plan Information
2	Registrant Information and Employee Plan Annual Information

[Balance of page intentionally left blank]

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

          Item 3.     Incorporation of Documents by Reference

           The Company hereby incorporates by reference and makes a part of this registration statement the documents described in (a) - (b) below. In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this registration statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of filing of such documents.

          (a)     The Company's Annual Report on Form 10-K for the period ending December 31, 2000, filed pursuant to Section 13(a) of the Exchange Act, and containing audited financial statements for that period; and

          (b)     All other reports filed by the Company pursuant to Section 13(a) of the Exchange Act since December 31, 2000.

           Item 4.     Description of Securities

          COMMON STOCK

           We are authorized to issue 40,000,000 shares of common stock, $.001 par value per share. All 5,040,142 shares of our outstanding common stock as of November 6, 2001 are legally issued, fully paid and non-assessable. Holders of our common stock are entitled to one vote per share with respect to all matters that are required by law to be submitted to their vote, but are not entitled to cumulative voting in the election of directors. This means that the holders of more than fifty percent of the voting rights of our securities, including the shares of preferred stock described below, can elect all of our directors. The common stock has no redemption, preemptive or sinking fund rights. Holders of our common stock are entitled to dividends when, as and if declared by the our board of directors from funds legally available therefore. We have never paid any dividends on our common stock. We intend for the foreseeable future to use earnings from our operations to pay dividends on the Series B Preferred Stock, if any, and to finance our working capital and market expansion requirements. We therefore do not anticipate paying any dividends to holders of common stock. Upon our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in our assets legally available for distribution to them. Except as applicable law otherwise may require, holders of our common stock vote together as a class with the holders of Series A and Series B Preferred Stock on all matters required by law to be submitted to their vote.

          NON-VOTING COMMON STOCK

           We are authorized to issue 5,000,000 shares of non-voting common stock, par value $.001 per share. The Company's Board of Directors has the power to determine the dividend, conversion, redemption, and other similar rights of any future series of non-voting common stock we may issue. Holders of shares of non-voting common stock have no voting rights, except as applicable law otherwise may require. No shares of the non-voting common stock were issued and outstanding as of November 6, 2001.

          PREFERRED STOCK

          We are authorized to issue 5,000,000 shares of preferred stock, par value $.001 per share, in such series and with such voting, dividend, conversion, liquidation and other rights and preferences as our board of directors may determine. We can issue the preferred stock upon approval of our board of directors without further action by the holders of our common stock. Payment of any dividend preferences on outstanding shares of preferred stock would reduce the funds available for the payment of dividends on shares of common stock. Holders of preferred stock also may be entitled to a payment in the event of our liquidation, dissolution or winding-up before any payment is made to the holders of common stock. Our issuance of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, or the assumption of control by a holder of a large block of our securities or the removal of our management. Any future issuance of our preferred stock therefore could adversely affect the rights of our common stockholders.

          We have issued to an officer and director 100,000 shares of Series A Preferred Stock, all of which were outstanding as of November 6, 2001. Each share of the Series A Preferred Stock is entitled to 400 votes, but is not entitled to any dividends in preference to shares of common stock. The Series A Preferred Stock is subject to restrictions on transfer and resale, including our right to approve or disapprove any sale, transfer or other disposition to any party not controlled by this officer and director. The Series A Preferred Stock is not convertible into and has no liquidation preference over shares of our common stock.

          We have issued 25,000 shares of Series B Preferred Stock, 12,625 of which were outstanding as of November 6, 2001. Each share of Series B Preferred Stock is entitled to a number of votes equal to the number of shares of common stock into which it is convertible. Our certificate of incorporation entitles holders of Series B Preferred Stock to cash dividends at the rate of $12.00 per share per annum until February 2002 when the dividend rate will increase to $20.00 per share per annum. Upon our liquidation, dissolution or winding up, the holders of the Series B Preferred Stock are entitled to receive $100.00 per share prior to any distributions to the holders of any other class or series of our capital stock, including holders of common stock. Holders of our Series B Preferred Stock have the option to convert the Series B Preferred Stock into common stock at an initial conversion price of $2.75. The initial conversion price is subject to adjustment. We can redeem all the Series B Preferred Stock under limited circumstances at a redemption price of $100.00 per share plus any accrued but unpaid dividends.

          Item 5.     Interests of Named Experts and Counsel.

           N/A

           Item 6.     Indemnification of Directors and Officers

           As authorized under Delaware Law, our certificate of incorporation and by-laws contain broad indemnification and liability limiting provisions regarding our officers and directors, including limitations of liability for certain violations of the duty of care normally imposed upon officers and directors. Accordingly, under certain circumstances our stockholders will have more limited recourse against those individuals than they would have in the absence of such provisions.

          Item 7.     Exemption from Registration Claimed.

           N/A

           Item 8.      Exhibits.

           The Company has filed the following as exhibits to this registration statement and has listed each by reference to the sequential subsection numbers of Regulation S-K, Item 601(b):

Exhibit Number	Item 601(b) Number	Description
5.1	5	Opinion of Blair & Roach Regarding Legality of Securities Registered
23.1	23	Consent of Blair & Roach (contained in the opinion of Blair & Roach filed as Exhibit No. 5.1)
23.2	23	Consent of Ernst & Young LLP

           The Company has submitted the Plan and any Amendments thereto to the Internal Revenue Service ("IRS") in a timely manner and will make all changes required by the IRS in order to qualify the Plan.

           Item 9.      Undertakings.

           The undersigned Company hereby makes the following undertakings pursuant to Item 512 of Regulation S-K:

           (a)     (1)      To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                          (ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii)     To include any material information with respect to the plan and distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          Provided however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

                (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b)     The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

           (e)     The undersigned Company hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

           (h)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy in the Act and will be governed by the final adjudication of such issue.

           Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sarasota, State of Florida, on this 7th day of November, 2001.

TELTRONICS, INC.

/s/ Ewen R. Cameron
Ewen R. Cameron, President and Chief Executive Officer

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

November 7, 2001	/s/ Ewen R. Cameron
Ewen R. Cameron, Director, President and Chief Executive Officer (Principal Executive Officer)
November 7, 2001	/s/ Patrick G. Min
Patrick G. Min, Vice-President of Finance, Secretary, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)
November 7, 2001	/s/ Norman R. Dobiesz
Norman R. Dobiesz, Director
November 7, 2001	/s/ Gregory G. Barr
Gregory G. Barr, Director
November 7, 2001	/s/ Carl S. Levine
Carl S. Levine, Director
November 7, 2001	/s/ Richard L. Stevens
Richard L. Stevens, Director